As filed with the Securities and Exchange Commission on May 21, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNISYS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	38-0387840
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

801 Lakeview Drive, Suite 100
Blue Bell, Pennsylvania 19422
(215) 986-4011
(Address including zip code, of Principal Executive Offices)

UNISYS CORPORATION 2019 LONG-TERM INCENTIVE AND EQUITY COMPENSATION PLAN
(Full Title of Plan)

Gerald P. Kenney
Senior Vice President, General Counsel and Secretary
Unisys Corporation
801 Lakeview Drive, Suite 100
Blue Bell, Pennsylvania 19422
(215) 986-4205
(Name, Address, Zip Code and Telephone Number of Agent for Service)

Copy to:
Michael Friedman, Esq.
Pepper Hamilton LLP
3000 Two Logan Square
Philadelphia, PA 19103
(215) 981-4563
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, $.01 par value per share	9,039,345	$9.795	$88,540,384.28	$10,731.09

(1)
This registration statement (this “Registration Statement”) covers shares of common stock, $.01 par value per share (the “Common Stock”), of Unisys Corporation (the “Company”), which are issuable pursuant to the Unisys Corporation 2019 Long-Term Incentive and Equity Compensation Plan (the “2019 Plan”), including (i) 1,855,934 shares of Common Stock remaining available for issuance under the Company’s 2016 Long-Term Incentive and Equity Compensation Plan (the “2016 Plan”) immediately prior to the 2019 Plan effective date, (ii) up to 3,045,303 shares of Common Stock with respect to grants under the 2016 Plan that terminate, expire, or are canceled, forfeited, exchanged, or surrendered without having been exercised, vested or paid on or after the 2019 Plan effective date, (iii) up to 377,323 shares of Common Stock with respect to grants under the Company’s 2010 Long-Term Incentive and Equity Compensation Plan that terminate, expire, or are canceled, forfeited, exchanged, or surrendered without having been exercised, vested or paid on or after the 2019 Plan effective date, and (iv) up to 260,785 shares of Common Stock with respect to grants under the Company’s 2003 Long-Term Incentive and Equity Compensation Plan that terminate, expire, or are canceled, forfeited, exchanged, or surrendered without having been exercised, vested or paid on or after the 2019 Plan effective date. In addition, in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalization or similar transactions in accordance with the anti-dilution provisions of the 2019 Plan.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, and based upon the average of high and low prices for Common Stock as reported on the New York Stock Exchange on May 15, 2019.

(3)	Calculated pursuant to Section 6(b) as follows: proposed maximum aggregate offering price multiplied by 0.0001212.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*
* Information required by Part I to be contained in the Section 10(a) prospectuses is omitted from this registration statement (this “Registration Statement”) in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents filed by Unisys Corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”) are incorporated by reference into this Registration Statement:

(a)
The Company’s Annual Report on Form 10-K for the year ended December 31, 2018 (including information specifically incorporated by reference into the Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A for the 2019 Annual Meeting of Stockholders);

(b)	The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019;

(c)	The Company’s Current Reports on Form 8-K filed with the SEC on April 10, 2019 and May 15, 2019;

(d)
The description of the Company’s common stock, $.01 par value per share (the “Common Stock”) contained in the registration statement of Burroughs Corporation on Form 8-B filed on May 29, 1984, as amended on Form 8 filed on May 7, 1991.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference to this Registration Statement and to be a part hereof from the date of the filing of such reports and documents. Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this Registration Statement to the extent furnished but not filed.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
The validity of the shares of the Company’s Common Stock offered hereby has been passed upon by John M. Armbruster, the Company’s Associate General Counsel. Mr. Armbruster is eligible to receive awards under the 2019 Plan.

Item 6.	Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, among other things:

•
for permissive indemnification for expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to litigation other than stockholder derivative actions if certain conditions are met;

•
for permissive indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to stockholder derivative actions if certain conditions are met;

•
for mandatory indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are successful on the merits or otherwise in litigation covered by the two preceding bullet points; and

•
that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which may be provided under any by-law, agreement, stockholder or disinterested director vote, or otherwise.

The Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.
The Certificate of Incorporation also provides that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company (or was serving at the request of the Company as a director, officer, employee or agent for another entity) shall be indemnified and held harmless by the Company, to the fullest extent authorized by the DGCL, as in effect (or, to the extent indemnification is broadened, as it may be amended) against all expense, liability or loss reasonably incurred by such person in connection therewith. The Certificate of Incorporation further provides that such rights to indemnification are contract rights and shall include the right to be paid by the Company the expenses incurred in defending the proceedings specified above, in advance of their final disposition, provided that, if the DGCL so requires, such payment shall only be made upon delivery to the Company by the indemnified party of an undertaking to repay all amounts so advanced if it shall ultimately be determined that the person receiving such payment is not entitled to be indemnified. Under certain circumstances, persons so indemnified may bring suit against the Company to recover unpaid amounts, and if the suit is successful, the Company shall reimburse the indemnified party for the expense of bringing the suit. The Certificate of Incorporation provides that the right to indemnification and to the advance payment of expenses shall not be exclusive of any other right which any person may have or acquire under any statute, provision of the Certificate of Incorporation or the Company’s By-Laws, as amended (the “By-Laws”) or otherwise. By resolution effective September 16, 1986, the Board of Directors extended the right to indemnification provided directors and officers by the Certificate of Incorporation to employees of the Company. The Certificate of Incorporation also provides that the Company may maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.
On April 28, 1988, at the Company’s 1988 Annual Meeting of Stockholders, the stockholders authorized the Company to enter into indemnification agreements with its directors, and such indemnification agreements have been executed with each of the directors of the Company. The indemnification agreements provide that the Company shall, except in certain situations specified below, indemnify a director against any expense, liability or loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred by the director in connection with any actual or threatened action, suit or proceeding (including derivative suits) in which the director may be involved as a party or otherwise, by reason of the fact that the director is or was serving in one or more capacities as a director or officer of the Company or, at the request of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise.
The indemnification agreements require indemnification except to the extent (i) payment for any liability is made under an insurance policy provided by the Company, (ii) indemnification is provided by the Company under the Certificate of Incorporation or the By-Laws, the DGCL or otherwise than pursuant to the indemnification agreement, (iii) the liability is based upon or attributable to the director gaining any personal pecuniary profit to which such director is not legally entitled or is determined to result from the director’s knowingly fraudulent, dishonest or willful misconduct, (iv) the liability arises out of the violation of certain provisions of the Exchange Act, or (v) indemnification has been determined not to be permitted by applicable law.
The indemnification agreements further provide that, in the event of a Potential Change in Control (as defined therein), the Company shall cause to be maintained any then-existing policies of directors’ and officers’ liability insurance for a period of six years from the date of a Change in Control (as defined therein) with coverage at least comparable to and in the same amounts as that provided by such policies in effect immediately prior to such Potential Change in Control. In the event of a Potential Change in Control, the indemnification agreements also provide for the establishment by the Company of a trust, for the benefit of each director, upon the written request by the director. The trust shall be funded by the Company in amounts sufficient to satisfy any and all liabilities reasonably anticipated at the time of such request, as agreed upon by the director and the Company.
The indemnification agreements also provide that no legal actions may be brought by or on behalf of the Company, or any affiliate of the Company, against a director after the expiration of two years from the date of accrual of such cause of action, and that any claim or cause of action of the Company or its affiliate shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two year period. The directors and officers of the Company are insured against certain civil liabilities, including liabilities under federal securities laws, which might be incurred by them in such capacity.

Item 7.	Exemption From Registration Claimed.
Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1
Unisys Corporation 2019 Long-Term Incentive and Equity Compensation Plan, as approved by stockholders (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 29, 2019)

5.1	Opinion of John M. Armbruster regarding legality of securities being registered

23.1	Consent of KPMG LLP

23.2	Consent of John M. Armbruster (included in Exhibit 5.1)

24.1	Power of Attorney (included as part of the Registrant’s signature page)

Item 9.	Undertakings
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Philadelphia, Commonwealth of Pennsylvania, on May 21, 2019.

UNISYS CORPORATION
/s/ Peter A. Altabef
Name:	Peter A. Altabef
Title:	Chairman, President and Chief Executive Officer
POWER OF ATTORNEY
Each person whose individual signature appears below hereby authorizes Peter A. Altabef, Michael M. Thomson and Gerald P. Kenney, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent in his or her name, place and stead, to execute in the name and on behalf of such person, individually and in each capacity stated below, any and all amendments (including pre- and post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in his or her name and on his or her behalf in his or her respective capacities as officers or directors of Unisys Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 21, 2019.

Signature	Title	Date

/s/ Peter A. Altabef	Director, President and Chief Executive Officer	May 21, 2019
Peter A. Altabef	(principal executive officer)

/s/ Michael M. Thomson	Chief Financial Officer, Vice President and Corporate	May 21, 2019
Michael M. Thomson	Controller (principal financial officer and principal accounting officer)

Signature	Title	Date

/s/ Jared L. Cohon	Director	May 21, 2019
Jared L. Cohon

/s/ Nathaniel A. Davis	Director	May 21, 2019
Nathaniel A. Davis

/s/ Matthew J. Desch	Director	May 21, 2019
Matthew J. Desch

/s/ Denise K. Fletcher	Director	May 21, 2019
Denise K. Fletcher

/s/ Philippe Germond	Director	May 21, 2019
Philippe Germond

/s/ Lisa A. Hook	Director	May 21, 2019
Lisa A. Hook

/s/ Deborah Lee James	Director	May 21, 2019
Deborah Lee James

/s/ Paul E. Martin	Director	May 21, 2019
Paul E. Martin

/s/ Regina Paolillo	Director	May 21, 2019
Regina Paolillo

/s/ Lee D. Roberts	Director	May 21, 2019
Lee D. Roberts